EXHIBIT 10.1

AMENDMENT 2016-1
TO THE
SYSCO CORPORATION MANAGEMENT SAVINGS PLAN
Pursuant to the authority granted the Compensation Committee of the Board of Directors of Sysco Corporation (the “Compensation Committee”) under Section 10.1 of the Sysco Corporation Management Savings Plan (the “MSP”), effective November 15, 2016, the Compensation Committee hereby amends the MSP as follows:

i.	The first sentence of Section 3.2 of the MSP is amended in its entirety, as follows:
“For Bonuses awarded for Fiscal Years commencing on or after July 3, 2016, a Participant may elect to defer as much as 90% of the Bonus otherwise payable to the Participant by the Company for a Fiscal Year (each such election, a “Bonus Deferral Election”), which percentage shall be designated by the Participant pursuant to such form (which may be electronic) as approved by the Administrative Committee for this purpose (any such amount so deferred, a “Bonus Deferral”).”

ii.	Section 5.5 of the MSP is amended in its entirety, as follows:
“Upon the death of the Participant, investment directions in place at the time of death will continue until such time as they may be modified by the Participant’s Beneficiary in accordance with Section 5.4.”

iii.	Section 7.6 of the MSP is amended in its entirety as:
The initial Distribution Election with respect to a particular distribution event shall be effective upon receipt, and shall become irrevocable at such time, if received by the Administrative Committee in proper form prior to or concurrent with the earlier to occur of (A) the time a Participant first makes an affirmative Deferral Election under this Plan, or (B) the last day of the first applicable election period that applies to the Participant when the Participant may be categorized as within his or her first year of eligibility, within the meaning of Section 409A, if the Participant does not then make an affirmative Deferral Election.

iv.	Section 9.1 of the MSP is amended by adding as new conclusion, as follows:
Each corporation organized within the United States that is a Subsidiary on or after the November 15, 2016, and the employees of which are eligible to participate in the Sysco Corporation Employee’s 401(k) Plan shall automatically be a Participating Subsidiary, unless the Plan Administrator determines otherwise. Each corporation organized outside the United States that becomes a Subsidiary on or after November 15, 2016, shall not be Participating Subsidiary, unless the Plan Administrator determines otherwise.

v.	Exhibit B of the MSP is hereby amended to exclude entities organized under the additional jurisdictions, as follows:
Belgium, France, Panama, Spain, Sweden, and the United Kingdom
IN WITNESS WHEREOF, this Amendment 2016-1 to the MSP has been executed as of this 15th day of November, 2016.
SYSCO CORPORATION
By:     /s/ Russell Libby
Russell Libby, Executive Vice President and Corporate Secretary